Exhibit 23(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-77523 on Form S-3, Registration Statement No. 333-92651 on Form S-8, Registration Statement No. 333-72160 on Form S-3 as amended and Registration Statement No. 333-105070 on Form S-3 as amended, of Sierra Pacific Resources of our reports dated March 15, 2005, relating to the financial statements and financial statement schedule of Sierra Pacific Resources (which report expressed an unqualified opinion on those financial statements and included explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards No. 142 and Emerging Issues Task Force Issue No. 03-6), and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Sierra Pacific Resources for the year ended December 31, 2004.

Reno, Nevada
March 15, 2005